                                                                    EXHIBIT 99.3


                            EXCHANGE AGENT AGREEMENT

                         Dated as of September 10, 1996



Fleet National Bank
777 Main Street, CT/MO/0238
Hartford, CT  06115
Attn:  Corporate Trust Administration

Ladies and Gentlemen:

         Pursuant to the provisions of the offer (the "Exchange Offer") for all outstanding 10 1/4% Senior Subordinated Notes Due 2006 (the "Old Notes") in exchange for new 10 1/4% Senior Subordinated Notes Due 2006 (the "New Notes"), as described in the Prospectus dated June 24, 1996, as subsequently amended, of Twin Laboratories Inc. ("Twin"), all of Twin's issued and outstanding Old Notes accepted for tender of exchange (the "Exchange") prior to 5:00 p.m. New York Time on ______________, 1996 unless extended or terminated as provided in the prospectus, will be exchanged for New Notes pursuant to the terms and conditions of the Exchange Offer. The term "Expiration Date" shall mean the date on which the Exchange Offer, as it may be extended (as set forth in the Prospectus), shall expire. Upon receipt and execution of this letter and confirmation of the arrangements herein set forth. Fleet National Bank agrees to act as the Exchange Agent (the "Exchange Agent") for the Exchange. References hereinafter to "you" shall refer to Fleet National Bank. A copy of the Prospectus is attached hereto as Exhibit A.

         A copy of the form of the letter of transmittal (the "Letter of Transmittal") to be used by the holders of the Old Notes (the "Holders") to surrender their Old Notes in order to receive the New Notes pursuant to the Exchange is attached hereto as Exhibit B.

         Twin hereby appoints you to act as Exchange Agent in connection with the Exchange. In carrying out your duties as Exchange Agent you are to act in accordance with the following:

1. You are to examine the Letters of Transmittal and the Old Notes and other documents delivered or mailed to you, by or for the Holders, prior to the Expiration Date, to ascertain whether (i) the Letters of Transmittal are properly executed and completed in accordance with the instructions set forth therein, (ii) the Old Notes are in proper form for transfer and (iii) all other documents submitted to you are in proper form. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, Twin shall make final determinations by written instructions to you, or oral direction to you confirmed by facsimile with respect to such irregularities. Any determination made by Twin on such questions shall be final and binding.

2. Tender of the Old Notes may be made only as set forth in the Letter of Transmittal. Notwithstanding the foregoing, tenders which Twin shall approve in writing as having been properly tendered shall be considered to be properly tendered. Letters of Transmittal shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you. New Notes are to be issued in exchange for the Old Notes pursuant to the Exchange only against deposit with you of the Old Notes, together with executed letters of Transmittal and any other documents required by the Exchange Offer on each business day from the execution hereof up to the Expiration Date.

3. Upon the oral or written request of Twin (with written confirmation of such oral request thereafter), you will advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Twin Laboratories Inc., 2120 Simthtown Avenue, Ronkonkoma, New York 11779, Attention: Philip M. Kazin, telephone (516) 467-3140, facsimile (516) 471-2395 or such other persons as Twin may reasonably request, (i) the aggregate amount of the Old Notes tendered to you and (ii) the amount of the Old Notes properly tendered on any particular day. In addition, you will also inform the aforementioned person or persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonably request.

4. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Notes to be issued in exchange for accepted Old Notes will be made by you promptly after acceptance of the tendered Old Notes.

5. If any Holder shall report to you that his or her failure to surrender Old Notes registered in his or her name is due to the loss, misplacement or destruction of a certificate or certificates, you shall request such Holder (i) to furnish to the Exchange Agent an affidavit of loss and, if required by Twin, a corporate bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may by satisfactory to Twin and (ii) to execute and deliver an agreement to indemnify Twin and you in such form as is acceptable to Twin and you. The obligees to be named in each such indemnity bond shall include Twin and you. You shall report in writing to Twin the names of all Holders who claim that their Old Notes have been lost, misplaced or destroyed and the principal amount of such Old Notes.

6. As soon as practicable after you mail or deliver to a Holder the New Notes that such Holder may be entitled to receive, you shall forward the Old Notes submitted to you to the corporate trust department of Fleet National Bank , as trustee (the "Trustee") under the Indenture dated May 7, 1996 governing the Old Notes and the New Notes, for cancellation and retirement as are instructed by Twin (or a representative designated by Twin).

7. The parties hereto agree that the fee to be paid to you by Twin will be $1,500.00. Twin will reimburse you for your reasonable out-of-pocket expenses in connection with your services promptly after submission to Twin of itemized statements.

8.    As the Exchange Agent hereunder you:

(a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may subsequently be requested in writing of you by Twin and agreed to by you with respect to the Exchange Offer;

(b) will be regarded, in such capacity, as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of Twin's Holder record information, and any Old Notes deposited with you hereinunder or any New Notes, and will not be required to and will not make any representations as to the validity, value or genuineness of the Exchange Offer, nor do you assume any responsibility for the correctness of any statements made in connection therewith;

(c) shall not be obligated to take any legal action or perform any act hereunder which might in your judgment involve any expenses or liabilities or advance any of your own money unless you shall have been furnished with an indemnity reasonably satisfactory to you;

(d) may rely and act upon the written or oral instructions of any officer of Twin or any notice, request, consent, order, certificate, opinion or other paper or document reasonably believed by you to be genuine and to have been signed and presented by or on behalf of an officer of Twin with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement;

(e) may consult with counsel satisfactory to you, including counsel for Twin, and the written opinion of such counsel, a copy of which will be provided to Twin, shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with the opinion of such counsel; and

(f) shall not at any time advise any person as to the wisdom of the Exchange or as to the market or decline or appreciation in market value of an Old Notes or New Notes.

9. Twin covenants and agrees to indemnify your and you officers, directors, employees and agents (collectively "your affiliates") and hold you and your affiliates harmless against any loss claim, damage, liability or expense (including reasonable legal and other fees and expenses) incurred in connection with your entering into this Agreement and the performance of your duties hereunder, provided, however, that you shall not be indemnified against any such loss, liability or expense arising out of your negligence, misconduct or bad faith. You agree to notify Twin by letter, or by cable or facsimile confirmed by letter, of the written assertion of a claim against you or of any action commenced against you in connection with this Agreement, promptly after you shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim, but failure so to notify Twin shall not relieve Twin of any liability which it may otherwise have, except to the extent that Twin is materially adversely affected thereby. You shall engage your own counsel to defend any such claim, who shall be reasonably satisfactory to Twin, at the expense of Twin except as provided below. Twin shall be entitled to participate at its own expense in the defense against any such claim or legal action and, if Twin so elects at any time after receipt of such notice, or you so direct in such notice, Twin shall assume the defense of any suit brought to enforce any such claim. In the event Twin assumes the defense, you shall be liable for any fees and expenses thereafter incurred by your counsel. Notwithstanding the above, you shall not make any settlement of a claim without the prior written consent of Twin. Twin's obligations under this paragraph 9 shall survive the termination of this Agreement and the discharge of your obligations hereunder and any other termination of this Agreement under any federal or state bankruptcy law.

10. This agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Letter of Transmittal, as they may from time to time be supplemented or amended, shall be resolved in favor of this Agreement.

11. The relationship between you and Twin described in this Agreement is that of agent and principal and nothing herein shall be deemed to constitute you a trustee for or cause you to owe any fiduciary duty to the Holders of or to impose any obligation on you other than as stated herein.

12. Unless otherwise provided herein, all notices, requests and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it at its address and telecopy number set forth below:

If to Twin:                       Twin Laboratories Inc.
                                  2120 Smithtown Ave.
                                  Ronkonkoma, New York 11779
                                  Facsimile (516) 471-2395

If to the Exchange Agent:         Fleet National Bank
                                  777 Main Street, CT/MO/0238
                                  Hartford, CT  06115
                                  Facsimile (860) 986-7920
                                  Attention:  Elizabeth C. Hammer

         This Agreement shall be binding and effective as of the date hereof. Please acknowledge receipt of this letter and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                    Very truly yours,

                                    TWIN LABORATORIES INC.


                                    By:
                                       -------------------------------------
                                    Name:   Ross Blechman
                                    Title:  Chairman of the Board, President
                                            and Chief Executive Officer


Accepted and agreed to as of the date first above written

FLEET NATIONAL BANK, Exchange Agent


By:
   --------------------------------
Name:   Elizabeth C. Hammer
Title:  Vice President